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                                                                 Exhibit 3.4


                              AMENDMENT TO BYLAWS
                                       OF
                              TOWNE SERVICES, INC.


     Article Three of the Bylaws is amended by deleting the first two sentences of Section 3.2 and replacing them in their entirety with the following:

          "Except as otherwise provided in the Articles of Incorporation, the Board of Directors shall consist of a maximum of fifteen members. The Board of Directors shall have the authority to change the number of directors from time to time by resolution so long as the number of directors does not exceed fifteen; provided, however, that no decrease in the number of directors (if more than one director is elected by a resolution of the Board of Directors or the shareholders) shall have the effect of shortening the term of an incumbent director."

     All other provisions of the Bylaws shall remain in full force and effect.



Date: May 21, 1999                           /s/ Drew W. Edwards
                                             ---------------------------------
                                             Drew W. Edwards
                                             Chief Executive Officer